Exhibit 99.1

Cross Country Healthcare Announces Third Quarter 2021 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--November 3, 2021--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its third quarter ended September 30, 2021.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q3 2021 vs		Q3 2021 vs
Dollars are in thousands, except per share amounts	Q3 2021	Q3 2020		Q2 2021
Revenue	$374,905	93%		13%
Gross profit margin*	22.4%	(230)	bps	50	bps
Net income attributable to common shareholders	$23,433	1,857%		103%
Diluted EPS	$0.62	$0.66		$0.31
Adjusted EBITDA*	$30,127	250%		24%
Adjusted EBITDA margin*	8.0%	360	bps	70	bps
Adjusted EPS*	$0.61	$0.49		$0.14
Cash flows used in operations	$(2,831)	67%		(118)%

* Refer to accompanying tables and discussion of non-GAAP (Generally Accepted Accounting Principles) financial measures below.

Business Highlights

  Year-to-date revenue exceeded $1.0 billion for the first time in the Company's history
  Year-over-year and sequential increase in volume across all segments
  Third quarter financial performance exceeded guidance across all areas
  Adjusted EBITDA margin exceeded 8% for the second time this year
  Recognized as one of the top four staffing and recruiting employers for women
  Strong double digit growth from Cross Country Workforce Solutions Group

“Our performance demonstrates the success we are having in bringing clinicians to the bedside across the nation,” said Kevin Clark, Co-Founder and CEO. He continued, “Higher bill rates are really only part of the story, as the investments we have made in people and technology, along with the many changes we have made to core processes, allow us to execute more effectively. We have fundamentally transformed this company and believe we have the ability to continue to grow the number of clinicians on assignment.”

Third quarter consolidated revenue was $374.9 million, an increase of 93% year-over-year and 13% sequentially. Consolidated gross profit margin was 22.4%, down 230 basis points year-over-year and up 50 basis points sequentially. Net income attributable to common shareholders was $23.4 million compared to a net loss of $1.3 million in the prior year and net income of $11.5 million in the prior quarter. Diluted earnings per share (EPS) was $0.62 per share compared to a loss of $0.04 per share in the prior year and income of $0.31 per share in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $30.1 million or 8.0% of revenue, as compared with $8.6 million or 4.4% of revenue in the prior year, and $24.3 million or 7.3% of revenue in the prior quarter. Adjusted EPS was $0.61 compared to $0.12 in the prior year and $0.47 in the prior quarter.

For the nine months ended September 30, 2021, consolidated revenue was $1.0 billion, an increase of 67% year-over-year. Consolidated gross profit margin was 22.0%, down 190 basis points year-over-year. Net income attributable to common shareholders was $54.4 million, or 1.46 per diluted share, compared to a loss of $17.6 million, or 0.49 per diluted share, in the prior year. Adjusted EBITDA was $81.1 million or 7.8% of revenue, as compared with $24.8 million or 4.0% of revenue in the prior year. Adjusted EPS was $1.66 compared to $0.27 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue was $356.1 million, an increase of 101% year-over-year and 13% sequentially. Contribution income was $40.6 million, an increase compared to $17.9 million in the prior year and $35.3 million in the prior quarter. Average field contract personnel on a full-time equivalent (FTE) basis were 9,003 as compared with 5,403 in the prior year and 7,578 in the prior quarter. Revenue per FTE per day was $425 compared to $353 in the prior year and $454 in the prior quarter. The increase in the average number of FTEs was primarily due to headcount growth in travel nurse and allied, as well as additional headcount resulting from the Cross Country Workforce Solutions Group (WSG) acquisition. In the third quarter, average bill rates rose slightly as we continued to experience higher demand and bill rates related to both COVID-19 and non-COVID-19 assignments, with a record level of demand across a wide range of specialties. Throughout the coronavirus pandemic (COVID-19), we have worked with our clients to adjust bill rates, both increasing and decreasing rates as necessary, to provide critical healthcare professionals.

Physician Staffing

Revenue was $18.8 million, an increase of 14% year-over-year and 20% sequentially. Contribution income was $0.9 million, an increase compared to $0.8 million in the prior year and $0.6 million in the prior quarter. Total days filled were 12,187 as compared with 9,682 in the prior year and 9,775 in the prior quarter. Revenue per day filled was $1,540 as compared with $1,699 in the prior year and $1,600 in the prior quarter. The increase in revenue was primarily due to an increase in volume in both primary care physicians and nurse practitioners. The increase in contribution income was driven by higher revenue, partially offset by higher direct costs.

Cash Flow and Balance Sheet Highlights

Cash flow used in operations for the quarter was $2.8 million compared to $8.5 million in the prior year and cash flow provided by operations of $15.5 million in the prior quarter, primarily due to strong sequential revenue growth which resulted in a $122.9 million increase in receivables since the start of the year. For the nine months ended September 30, 2021, cash flow used in operations was $12.3 million compared to cash flow provided by operations of $25.3 million in the prior year. Days' sales outstanding was 61 days as of September 30, 2021, down 3 days year-over-year and up 3 days since the beginning of the current year, primarily due to the timing of revenue recognized throughout the quarter given the strong monthly sequential growth through the third quarter.

At September 30, 2021, the Company had $0.8 million in cash and cash equivalents and $99.7 million principal balance on its term loan, with $4.0 million of borrowings drawn under its asset-based loan facility (ABL), and $18.5 million of letters of credit outstanding. Availability under the ABL is subject to a borrowing base, which was $149.2 million as of September 30, 2021, with $126.7 million available for borrowing as of September 30, 2021.

Outlook for Fourth Quarter 2021

The guidance below applies to management’s expectations for the fourth quarter of 2021.

	Q4 2021 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$580 million - $590 million	169% - 174%	55% - 57%

Gross Profit Margin*	22.2% - 22.7%	(300) bps - (250) bps	(20) bps - 30 bps

Adjusted EBITDA*	$63.0 million - $68.0 million	448% - 491%	109% - 126%

Adjusted EPS*	$1.01 - $1.11	$0.82 - $0.92	$0.40 - $0.50

* Refer to discussion of non-GAAP financial measures below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future share repurchases.

As we reported at the end of the second quarter 2021, we expected bill rates for our travel division to decline sequentially. Instead, average bill rates rose slightly during the third quarter and we expect them to rise again in the fourth quarter of 2021. We expect the pandemic to continue impacting our financial performance through at least the end of the current fiscal year. However, while COVID-19 has driven up bill rates with regional spikes in demand related to the Delta variant, the impact from states and healthcare systems enacting vaccination mandates is exacerbating an already tight supply market, and we are also experiencing growing needs in non-COVID assignments resulting in increased demand from clinicians leaving the bedside due to burnout or retirement.

See accompanying non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, November 3, 2021, at 5:00 P.M. Eastern Time to discuss its third quarter 2021 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountryhealthcare.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from November 3rd through November 17th at the Company’s website and a replay of the conference call will be available by telephone by calling 800-385-2541 from anywhere in the U.S. or 203-369-3263 from non-U.S. locations - Passcode: 2021.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. CCH was recently listed as one of the top four staffing and recruiting employers for women by InHerSights in October 2021 and earned Energage’s inaugural 2021 Top Workplaces USA award in February 2021. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act, and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", "could", and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the potential impacts of the COVID-19 pandemic on our business, financial condition, and results of operations, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of potential liabilities, losses, or other exposures in connection with the WSG acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in our other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, and/or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2021	2020	2021	2021	2020

Revenue from services	$374,905	$193,968	$331,827	$1,035,973	$620,811
Operating expenses:
Direct operating expenses	291,111	145,965	259,237	808,124	472,471
Selling, general and administrative expenses	52,847	40,804	50,344	149,518	128,939
Bad debt expense	1,441	946	466	2,411	2,383
Depreciation and amortization	2,680	3,247	2,199	7,132	10,472
Acquisition and integration-related costs	61	—	924	985	77
Restructuring costs	318	2,316	835	2,391	5,210
Impairment charges	—	1,071	1,921	2,070	16,082
Total operating expenses	348,458	194,349	315,926	972,631	635,634
Income (loss) from operations	26,447	(381)	15,901	63,342	(14,823)
Other expenses (income):
Interest expense	2,182	608	1,196	4,049	2,219
Other income, net	(375)	(10)	(204)	(616)	(46)
Income (loss) before income taxes	24,640	(979)	14,909	59,909	(16,996)
Income tax expense (benefit)	1,207	169	3,361	5,480	(32)
Consolidated net income (loss)	23,433	(1,148)	11,548	54,429	(16,964)
Less: Net income attributable to noncontrolling interest in subsidiary	—	186	—	—	610
Net income (loss) attributable to common shareholders	$23,433	$(1,334)	$11,548	$54,429	$(17,574)

Net income (loss) per share attributable to common shareholders - Basic	$0.63	$(0.04)	$0.32	$1.49	$(0.49)

Net income (loss) per share attributable to common shareholders - Diluted	$0.62	$(0.04)	$0.31	$1.46	$(0.49)

Weighted average common shares outstanding:
Basic	36,963	36,176	36,625	36,593	36,058
Diluted	37,582	36,176	37,203	37,276	36,058

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2021	2020	2021	2021	2020
Adjusted EBITDA:[a]
Net income (loss) attributable to common shareholders	$23,433	$(1,334)	$11,548	$54,429	$(17,574)
Interest expense	2,182	608	1,196	4,049	2,219
Income tax expense (benefit)	1,207	169	3,361	5,480	(32)
Depreciation and amortization	2,680	3,247	2,199	7,132	10,472
Acquisition and integration-related costs[b]	61	—	924	985	77
Restructuring costs[c]	318	2,316	835	2,391	5,210
Legal settlements and fees[d]	(1,556)	837	28	(1,153)	2,398
Impairment charges[e]	—	1,071	1,921	2,070	16,082
Other income, net	(375)	(10)	(204)	(616)	(46)
Equity compensation	1,771	1,064	2,137	5,257	4,063
Applicant tracking system costs[f]	406	444	315	1,096	1,343
Net income attributable to noncontrolling interest in subsidiary[g]	—	186	—	—	610
Adjusted EBITDA[a]	$30,127	$8,598	$24,260	$81,120	$24,822
Adjusted EBITDA margin[a]	8.0%	4.4%	7.3%	7.8%	4.0%

Adjusted EPS:[h]
Numerator:
Net income (loss) attributable to common shareholders	$23,433	$(1,334)	$11,548	$54,429	$(17,574)
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[b]	61	—	924	985	77
Restructuring costs[c]	318	2,316	835	2,391	5,210
Legal settlements and fees[d]	(1,556)	837	28	(1,153)	2,398
Impairment charges (excluding rebranding impacts)[e]	—	1,071	1,921	2,070	16,082
Rebranding impairments and accelerated amortization[e]	—	938	—	—	3,075
Applicant tracking system costs[f]	406	444	315	1,096	1,343
Nonrecurring income tax adjustments[i]	—	—	1,942	1,942	313
Tax impact of non-GAAP adjustments	(1)	(20)	(11)	(14)	(990)
Adjusted net income attributable to common shareholders - non-GAAP	$22,661	$4,252	$17,502	$61,746	$9,934

Denominator:
Weighted average common shares - basic, GAAP	36,963	36,176	36,625	36,593	36,058
Dilutive impact of share-based payments[j]	619	228	578	683	253
Adjusted weighted average common shares - diluted, non-GAAP	37,582	36,404	37,203	37,276	36,311

Reconciliation:
Diluted EPS, GAAP	$0.62	$(0.04)	$0.31	$1.46	$(0.49)
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs[b]	—	—	0.03	0.03	—
Restructuring costs[c]	0.01	0.06	0.02	0.06	0.14
Legal settlements and fees[d]	(0.03)	0.03	—	(0.02)	0.07
Impairment charges (excluding rebranding impacts)[e]	—	0.03	0.05	0.05	0.45
Rebranding impairments and accelerated amortization[e]	—	0.03	—	—	0.09
Applicant tracking system costs[f]	0.01	0.01	0.01	0.03	0.03
Nonrecurring income tax adjustments[i]	—	—	0.05	0.05	0.01
Tax impact of non-GAAP adjustments	—	—	—	—	(0.03)
Adjusted EPS, non-GAAP[h]	$0.61	$0.12	$0.47	$1.66	$0.27

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$842	$1,600
Accounts receivable, net	301,040	170,003
Prepaid expenses	3,418	5,455
Insurance recovery receivable	4,655	4,698
Other current assets	3,318	1,355
Total current assets	313,273	183,111
Property and equipment, net	14,877	12,351
Operating lease right-of-use assets	8,064	10,447
Goodwill	112,990	90,924
Trade names, indefinite-lived	5,900	5,900
Other intangible assets, net	44,145	34,831
Other non-current assets	21,171	19,409
Total assets	$520,420	$356,973

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$73,033	$49,877
Accrued employee compensation and benefits	54,875	35,540
Current portion of debt	3,426	2,425
Operating lease liabilities - current	4,362	4,509
Current portion of earnout liability	7,500	—
Other current liabilities	1,466	1,072
Total current liabilities	144,662	93,423
Long-term debt, less current portion	98,665	53,408
Operating lease liabilities - non-current	12,280	15,234
Non-current deferred tax liabilities	9,388	6,592
Long-term accrued claims	25,521	25,412
Long-term contingent consideration	7,500	—
Other long-term liabilities	5,605	7,995
Total liabilities	303,621	202,064

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	318,415	310,388
Accumulated other comprehensive loss	(1,312)	(1,280)
Accumulated deficit	(100,308)	(154,737)
Total Cross Country Healthcare, Inc. stockholders' equity	216,799	154,375
Noncontrolling interest in subsidiary	—	534
Total stockholders' equity	216,799	154,909
Total liabilities and stockholders' equity	$520,420	$356,973

Cross Country Healthcare, Inc.
Segment Data[k]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over- Year	Sequential
	September 30,	% of	September 30,	% of	June 30,	% of	% change	% change
	2021	Total	2020	Total	2021	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$356,139	95%	$177,516	91%	$316,188	95%	101%	13%
Physician Staffing	18,766	5%	16,452	9%	15,639	5%	14%	20%
	$374,905	100%	$193,968	100%	$331,827	100%	93%	13%

Contribution income:[l]
Nurse and Allied Staffing	$40,645		$17,925		$35,284		127%	15%
Physician Staffing	910		827		562		10%	62%
	41,555		18,752		35,846		122%	16%

Corporate overhead[m]	12,049		12,499		14,066		4%	14%
Depreciation and amortization	2,680		3,247		2,199		17%	(22)%
Acquisition and integration-related costs[b]	61		—		924		(100)%	93%
Restructuring costs[c]	318		2,316		835		86%	62%
Impairment charges[e]	—		1,071		1,921		100%	100%
Income (loss) from operations	$26,447		$(381)		$15,901		NM	66%

	Nine Months Ended						Year-over- Year
	September 30,	% of	September 30,	% of			% change
	2021	Total	2020	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$985,335	95%	$569,306	92%			73%
Physician Staffing	50,638	5%	51,505	8%			(2)%
	$1,035,973	100%	$620,811	100%			67%

Contribution income:[l]
Nurse and Allied Staffing	$113,346		$51,334				121%
Physician Staffing	2,900		2,677				8%
	116,246		54,011				115%

Corporate overhead[m]	40,326		36,993				(9)%
Depreciation and amortization	7,132		10,472				32%
Acquisition and integration-related costs[b]	985		77				NM
Restructuring costs[c]	2,391		5,210				54%
Impairment charges[e]	2,070		16,082				87%
Income (loss) from operations	$63,342		$(14,823)				527%

NM-Not meaningful.

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2021	2020	2021	2021	2020

Net cash (used in) provided by operating activities	$(2,831)	$(8,456)	$15,505	$(12,253)	$25,275
Net cash used in investing activities	(1,888)	(1,169)	(26,286)	(29,360)	(3,659)
Net cash (used in) provided by financing activities	(12,569)	6,818	15,434	40,869	(19,183)
Effect of exchange rate changes on cash	3	19	(14)	(14)	(19)
Change in cash and cash equivalents	(17,285)	(2,788)	4,639	(758)	2,414
Cash and cash equivalents at beginning of period	18,127	6,234	13,488	1,600	1,032
Cash and cash equivalents at end of period	$842	$3,446	$18,127	$842	$3,446

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2021	2020	2021	2021	2020

Consolidated gross profit margin[n]	22.4%	24.7%	21.9%	22.0%	23.9%

Nurse and Allied Staffing statistical data:
FTEs[o]	9,003	5,403	7,578	7,732	6,116
Average Nurse and Allied Staffing revenue per FTE per day[p]	$425	$353	$454	$462	$335

Physician Staffing statistical data:
Days filled[q]	12,187	9,682	9,775	31,430	29,077
Revenue per day filled[r]	$1,540	$1,699	$1,600	$1,611	$1,771

(a)

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related costs, restructuring costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on sale of business, other expense (income), net, equity compensation, applicant tracking system costs, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(b)

Acquisition and integration-related costs include costs for legal and advisory fees for the WSG acquisition that closed on June 8, 2021, and valuation adjustments related to the contingent consideration liability for the Mediscan acquisition.

(c)	Restructuring costs are primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives.
(d)

Legal settlements and fees include legal settlement charges as presented on the consolidated statements of operations as well as legal fees pertaining to non-operational legal matters outside the normal course of operations which are included in selling, general and administrative expenses. For the nine months ended September 30, 2021, legal settlements and fees resulted in a net benefit of $1.2 million due to a recovery in the third quarter of $1.6 million. For the nine months ended September 30, 2020, we incurred $2.4 million in legal fees related to an ongoing legal matter outside the normal course of operations.

(e)

Impairment charges for the nine months ended September 30, 2021 were comprised of $1.9 million related to right-of-use assets and related property in connection with leases that were vacated during the second quarter and $0.1 million related to the write-off of a discontinued software development project. Impairment charges in 2020 of $16.1 million were comprised of $10.7 million primarily related to goodwill and other intangible assets for the former Search business and $5.4 million related to right-of-use assets and related property and equipment in connection with leases that were vacated during the second and third quarters. Rebranding impairments and accelerated amortization related to finite-lived trade names in connection with the rebranding initiatives.

(f)

Applicant tracking system costs are related to the Company's project to replace its legacy system supporting its travel nurse staffing business. These costs are reported in selling, general and administrative expenses on the consolidated statement of operations and included in corporate overhead in segment data.

(g)

Cross Country Talent Acquisition Group, LLC was controlled by the Company but not wholly owned. The Company recorded the ownership interest of the noncontrolling shareholder as noncontrolling interest in subsidiary. Effective December 31, 2020, the sole professional staffing services agreement held by this joint venture was terminated and, as a result, the Company dissolved Cross Country Talent Acquisition Group, LLC in the third quarter of 2021. The Company subsequently entered into a direct staffing agreement with the hospital system.

(h)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share before the diluted EPS impact of acquisition and integration-related costs, restructuring costs, legal settlements and fees, impairment charges, rebranding impairments and accelerated amortization, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, applicant tracking system costs, and nonrecurring income tax adjustments. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company.

(i)	Non-recurring income tax adjustment for the nine months ended September 30, 2021 reflects a valuation allowance related to a state rate change as a result of the WSG acquisition.
(j)	Due to the net loss for the three and nine months ended September 30, 2020, 228 and 253 shares (in thousands) were excluded from diluted weighted average shares.
(k)

Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC. In the first quarter of 2021, the Company modified its reportable segments and now discloses two reportable segments - Nurse and Allied Staffing and Physician Staffing beginning in the first quarter of 2021. Revenue in the amount of $2.3 million and $7.7 million, respectively, and contribution loss of $0.3 million and $1.7 million, respectively, included in the previously-reported Search segment have been reclassified to Nurse and Allied Staffing for the three and nine months ended September 30, 2020.

(l)

Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related costs, restructuring costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.

(m)

Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and corporate-wide projects (initiatives).

(n)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(o)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(p)	Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(q)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(r)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com